Exhibit 99.2

Video of Tom McCourt, speaking to VectivBio Employees

Date: May 23, 2023

Hello VectivBio. My name is Tom McCourt and I am the CEO of Ironwood Pharmaceuticals.

Yesterday, as you all know, we announced our intention to acquire VectivBio. I want to let you know just how excited we are to have the opportunity to work with such a talented team.

And this is even more exciting for our patients. Our patients suffering from GI diseases. Because together, we believe we have the potential to transform their lives.

I’m sure you have a lot of questions about the upcoming journey together. And while it will take time for us to all get together, we are committed to making sure that you feel as comfortable with us as we do with you.

With that in mind, I want to share a little bit about Ironwood – a company I’ve had the great good fortune to be a part of and call home for the last 14 years.

Like you, we are absolutely dedicated to serving patients.

For the last 10 years we have been deepening our understanding of this unique journey that GI patients walk every day.

These learnings and experiences have provided us with a clear path forward: a focus on pursuing opportunities in GI diseases with significant unmet medical needs.

It was with this focus in mind that Ironwood discovered, developed and commercialized our blockbuster drug – LINZESS®.

We see our history and experiences as a great complement to VectivBio and the successful track record you’ve had to date in developing innovative therapies that target serious, rare diseases such as Short Bowel Syndrome with Intestinal Failure.

I’m proud of the work our Ironwood team does each and every day … and I’m genuinely impressed by the work you are doing and all that you’ve been able to accomplish over the last several years.

I believe it takes a special kind of team to tackle an unmet medical need – a trait we share, that made you attractive to us.

I also believe our teams share common values. At Ironwood, all 200 of us, share five core values: Transforming Patient Lives, Innovating Meaningfully, Challenging and Collaborating and Growing Together, Practicing Humanity and Owning the Outcome.

And I think that ultimately means that we need to share these goals across both organizations. I already sense that that’s already present, and we need to do that to continue to have a big impact.

Ironwood is one of the healthiest places I’ve ever had the opportunity to work. And we remain supportive in the workplace. We truly look forward to VectivBio employees potentially becoming members of this growing collaboration and help shape the culture that we share.

A lot of hard work remains in the upcoming weeks and months to get to the “starting gate” and bring these two teams together. But I want you to be assured that our goal is to enable your team and ours to keep moving, to keep advancing, to take the best of the best so we can share these therapies with the patients that are suffering the greatest.

This is what we are all called to do. And I am thrilled to take the next step so we can take this journey together and have a remarkable impact on patients lives together.

Thank you the time today. Luca and I will be working together to identify a time for us to meet “live” in a Town Hall – where I can share more information and address any questions you may have in person and give you the opportunity to meet our people and have our people meet your people.

I look forward to building a great future with you, one that keeps the needs of our patients at the center of everything we do.

Additional Information and Where to Find It

The description contained herein is for informational purposes only and is not a recommendation, an offer to buy or the solicitation of an offer to sell any of VectivBio’s outstanding ordinary shares. The tender offer for VectivBio’s ordinary shares described in this communication has not commenced. At the time the tender offer is commenced, Ironwood will file or cause to be filed a Tender Offer Statement on Schedule TO with the SEC and VectivBio will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to VectivBio’s stockholders at no expense to them. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements,” including those regarding the expected nature, timing and benefits of the transaction. Forward-looking statements may be typically identified by such words as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause Ironwood’s or VectivBio’s actual results to differ materially from the expectations expressed in the forward-looking statements. Although Ironwood and VectivBio believe that the expectations reflected in the forward-looking statements are reasonable, any or all of such forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Ironwood, VectivBio or their respective businesses or operations.

Factors which could cause actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that Ironwood may not receive sufficient number of shares tendered from VectivBIo stockholders to complete the tender offer prior to the outside date set forth in the Transaction Agreement and the receipt of required regulatory approvals; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each of Ironwood and VectivBio to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Ironwood or VectivBio; (5) the ability of Ironwood and/or VectivBio to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) the prospects, including clinical development, regulatory approvals, and commercial potential of apraglutide; (10) Ironwood’s ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating VectivBio with its existing businesses; and (11) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in VectivBio’s Annual Report on Form 20-F for the year ended December 31, 2022, Ironwood’s Annual Report on Form 10-K for the year ended December 31, 2022 and Ironwood’s other filings with the SEC (which may be obtained for free at the SEC’s website at http://www.sec.gov). Ironwood and VectivBio can give no assurance that the conditions to the transaction will be satisfied. Neither Ironwood nor VectivBio undertakes any intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.